WNC HOUSING TAX CREDIT FUND VI, L.P.,
                                    SERIES 7
                                [GRAPHIC OMITTED]
                        Supplement Dated February 4, 2000
                      To Prospectus Dated September 3, 1999


         This supplement is part of, and should be read in conjunction with, the prospectus of WNC Housing Tax Credit Fund VI, L.P., Series 7 dated September 3, 1999 and the supplement to prospectus dated September 3, 1999. The supplement dated September 3, 1999 is not for use in all states.

TABLE OF CONTENTS

                                                                            Page

Status of Series 7 Offering....................................................1
Local Limited Partnership Investments..........................................1
Management.....................................................................4
Federal Income Tax Considerations..............................................4


STATUS OF SERIES 7 OFFERING

     As of the date hereof, Series 7 has received subscriptions in the amount of $4,589,985 (4,590 Units), of which $342,000 currently is represented by investor promissory notes.

LOCAL LIMITED PARTNERSHIP INVESTMENTS

     Series 7 has identified for acquisition or acquired interests in: 2nd Fairhaven, LLC, a Maryland limited liability company (Fairhaven); Red Oaks Estates, L.P., a Mississippi limited partnership (Red Oaks); and School Square Limited Partnership, a Minnesota limited partnership (School Square). These entities are referred to herein as local limited partnerships.

     Fairhaven owns the Fairhaven Manor II Apartments in Caroline County, Maryland; Red Oaks owns the Red Oaks Apartments in Holly Springs, Mississippi; and School Square owns the School Square Apartments in Albany, Minnesota.

     WNC & Associates, Inc. believes that Series 7 is reasonably likely to acquire or retain an interest in the local limited partnerships identified herein. However, Series 7 may not do so as a result of one or more factors. For example, a local limited partnership identified herein may fail to satisfy one or more conditions precedent to the investment of Series 7. Series 7 may fail to raise additional capital necessary to complete the purchase of the local limited partnerships. Moreover, the terms of an acquisition may differ from those as described. Accordingly, investors should not rely on the ability of Series 7 to acquire or retain an investment in the local limited partnerships identified herein on the indicated terms in deciding whether to invest in Series 7.

Series7supp1v4

     The following tables contain information concerning the local limited partnerships identified herein and their respective properties:


--------------------------------------------------------------------------------------------------------------------------
                                          ACTUAL OR
                                          ESTIMATED     ESTIMATED                               PERMANENT
LOCAL       PROJECT                       CONSTRUC-     DEVELOP-                                MORTGAGE     ANTICIPATED
LIMITED     NAME AND                      TION          MENT COST     NUMBER OF      BASIC      LOAN         AAGGREGATE
PARTNER-    NUMBER          LOCATION      COMPLETION    (INCLUDING    APARTMENT      MONTHLY    PRINCIPAL    TAX CREDITS
SHIP        OF BUILDINGS    OF PROPERTY   DATE          LAND COST)    UNITS          RENTS      AMOUNT       (1)
--------------------------------------------------------------------------------------------------------------------------

----------- ------------- ------------ ------------ -------------- ------------- ------------- ------------ --------------
----------- ------------- ------------ ------------ -------------- ------------- ------------- ------------ --------------
FAIRHAVEN   Fairhaven     Federalsburg April 1999     $1,329,000       18 1BR         $460       $1,000,000   $490,320
            Manor         (Caroline                                    units                     RD (4)
            II            County),
            Apartments    Maryland                                    RAP on all
                                                                      units (3)
            5 buildings
            (2)
----------- ------------- ------------ ------------ -------------- ------------- ------------- ------------ --------------
----------- ------------- ------------ ------------ -------------- ------------- ------------- ------------ --------------
RED OAKS    Red Oaks      Holly        October        $1,022,000       8 1BR         $305        $215,460     $341,200
            Apartments    Springs      2000                            units         $335        RD (4)
                          (Marshall                                    16 2BR
            5 buildings   County),                                     units
            (5)           Mississippi
                                                                      RAP on all
                                                                      units (3)
----------- ------------- ------------ ------------ -------------- ------------- ------------- ------------ --------------
----------- ------------- ------------ ------------ -------------- ------------- ------------- ------------ --------------
SCHOOL      School        Albany       October        $1,228,000       12 2BR        $445        $988,000     $396,710
SQUARE      Square        (Stearns     2000                            units         $560        RD (4)
            Apartments    County),                                     5 3BR
                          Minnesota                                    units
            5 buildings
----------- ------------- ------------ ------------ -------------- ------------- ------------- ------------ --------------

(1) Low income housing tax credits are available over a 10-year period. In the first credit year, Series 7 will receive only that percentage of the annual credit which corresponds to the number of months during which Series 7 was a limited partner of the local limited partnership, and during which the apartment complex was completed and in service. See the discussion under "The Low Income Housing Tax Credit - Utilization of the Low Income Housing Tax Credit" in the prospectus.

(2) This apartment complex is designed for senior citizens.

(3) The United States Department of Agriculture, Rural Development provides rent subsidies known as Rental Assistance Payments (RAP) to certain projects. Funds from such payments are applied to cover any difference between rents required to be paid by tenants and the basic rent established for the applicable project. See "Other Government Assistance Programs" in the prospectus.

(4) The United States Department of Agriculture, Rural Development will provide the mortgage loan for a term of 30 years at a market rate of interest prior to reduction of the interest rate by a mortgage interest subsidy to an annual rate of 1%. Principal and interest will be payable monthly based on a 50-year amortization schedule. Outstanding principal and interest will be due on maturity of the loan.

(5) This apartment complex is a rehabilitation property.


Federalsburg (Fairhaven): Federalsburg is in Caroline County, Maryland at the intersection of State Highways 307, 315 and 318. It is approximately 60 miles southeast of Annapolis. The population is approximately 30,000. The major employers for Federalsburg residents are Solo Cup Company, Maryland Plastics and Pillsbury.

Holly Springs (Red Oaks): Holly Springs is in Marshall County, Mississippi at the intersection of U.S. Highway 78 and State Highway 7. It is approximately 25 miles southeast of Memphis, Tennessee. The population is approximately 30,000. The major employers for Holly Springs residents are Mulay Plastics Company, Farr Company and Marshall County Correctional Facility.

Albany (School Square): Albany is in Stearns County, Minnesota, on Interstate Highway 94. It is approximately 50 miles northwest of Minneapolis. The population is approximately 119,000. The major employers for Albany residents are Albany Public Schools, Albany Area Hospital, and Kraft Foods.

---------------- --------------- ---------------- --------------- ---------------- --------------- ----------------
                                                                                   SHARING
                                                                                   RATIOS:
                                                                                   ALLOCATIONS
LOCAL            LOCAL                            LOCAL GENERAL   SHARING RATIOS:  (4)               SERIES 7's
LIMITED          GENERAL         PROPERTY         PARTNER         CASH FLOW (3)    AND SALE OR       CAPITAL
PARTNERSHIP      PARTNER(S)      MANAGER (1)      DEVELOPMENT                      REFINANCING       CONTRIBUTION
                                                  FEE (2)                          PROCEEDS (5)
---------------- --------------- ---------------- --------------- ---------------- --------------- ----------------
---------------- --------------- ---------------- --------------- ---------------- --------------- ----------------
FAIRHAVEN        Larry C.        Cabell           $164,800        WNC: $750        99.98/.01/.01      $356,860
                 Porter (7)      Corporation                      LGP: $2,422      40/60
                                 (7)                              The  balance:
                 Carter                                           30/70
                 Chinnis (7)
---------------- --------------- ---------------- --------------- ---------------- --------------- ----------------
---------------- --------------- ---------------- --------------- ---------------- --------------- ----------------
RED  OAKS        SEMC, Inc.      Southeastern     $47,986         WNC: greater     99.98/.01/.01      $245,640
                 (8)             Management                       of 15% or $505   91/9
                                 Company,                         The balance:
                                 Inc. (9)                         99/1
---------------- --------------- ---------------- --------------- ---------------- --------------- ----------------
---------------- --------------- ---------------- --------------- ---------------- --------------- ----------------
SCHOOL           Bradley V.      Sand             $159,544        WNC: $1,000      99.98/.01/.01      $293,550
SQUARE           Larson (10)     Companies, Inc.                  LGP: $2,212      50/50
                                 (11)                             The  balance:
                                 30/70
---------------- --------------- ---------------- --------------- ---------------- --------------- ----------------

(1) Each local limited partnership will employ either its local general partner(s) or an affiliate of its local general partner(s), or a third party, as a property manager for leasing and management of the apartment complex. The maximum fee payable is determined pursuant to lender regulations.

(2) Each local limited partnership will pay its local general partner(s) or an affiliate of its local general partner(s) a development fee in the amount set forth, for services incident to the development and construction of the apartment complex. Services include: negotiating the financing commitments for the apartment complex, securing necessary approvals and permits for the development and construction of the apartment complex, and obtaining allocations of low income housing tax credits. This payment will be made in installments after receipt of each installment of the capital contributions made by Series 7.

(3) Reflects the amount of the net cash flow from operations, if any, to be distributed to Series 7 (WNC) and the local general partner(s) (LGP) of each local limited partnership for each year of operations. Net cash flow generally is equal to the excess of revenues over expenses, including the property manager's fee.

(4) Subject to certain special allocations, reflects the respective percentage interests in profits, losses and low income housing tax credits of
(i) Series 7, (ii) WNC Housing, L.P., an affiliate of WNC & Associates, Inc. which is the special limited partner, and (iii) the local general partner(s).

(5) Reflects the percentage interests in any net cash proceeds from sale or refinancing of the apartment complex of (i) Series 7, and (ii) the local general partner(s). Net cash proceeds from sale or refinancing of the apartment complex is equal to the sale proceeds less payment of the mortgage loan and other local limited partnership obligations.

(6) Series 7 normally will make its capital contributions to a local limited partnership in stages, with each contribution due when certain conditions regarding construction or operations of the apartment complex have been fulfilled. In the case of a completed apartment complex, Series 7 may pay its capital contributions in full at the time of its acquisition of the local limited partnership. Series 7 expects to negotiate adjuster provisions providing for a reduction in the capital contributions in the event the tax credits are less than originally anticipated. See "Investment Policies" and "Terms of the Local Limited Partnership Agreements" under "Investment Objectives and Policies" in the prospectus.

(7) Since 1981 Larry C. Porter and Carter Chinnis have developed 16 low income housing projects consisting of 522 units. They also serve as general partners for those projects. Mr. Chinnis formed Cabell Corporation in Maryland in 1977. Cabell Corporation is the management company for the projects developed by Messrs. Porter and Chinnis. Mr. Porter has represented to Series 7 that he had a net worth in excess of $400,000 as of June 1997. Mr. Chinnis has represented to Series 7 that he had a net worth in excess of $5,000,000 as of January 1999.

(8) SEMC, Inc., a Mississippi corporation, has developed 15 or more low income housing projects since 1997. SEMC, Inc. has a nominally negative net worth. Operating deficit and tax credit guarantees will be provided by Bobby Little, Vice President of SEMC, Inc. Mr. Little has represented to Series 7 that he had a net worth in excess of $1,000,000 as of December 1999.

                                       3


(9)  Since  1997   Southeastern   Management   Company,   Inc.,  a   Mississippi
corporation, has managed more than 15 low income housing projects consisting of 538 units.

(10) Since 1975 Bradley V. Larson has developed 12 low income housing projects consisting of 291 units. He also serves as general partner for those projects. Mr. Larson has represented to Series 7 that he had a net worth in excess of $2,000,000 as of January 2000.

(11) Sand Companies, Inc. manages eight or more low income housing projects consisting of 210 apartment units.

MANAGEMENT

The officers of WNC & Associates, Inc. are as follows:

Wilfred N. Cooper, Sr.            Chief Executive Officer, Chairman of the Board
John B. Lester, Jr.               Vice Chairman of the Board
Wilfred N. Cooper, Jr.            President, Chief Operating Officer, Secretary
David N. Shafer                   Executive Vice President, General Counsel
Michael L. Dickenson              Vice President - Chief Financial Officer
Sylvester P. Garban               Vice President - Institutional Investments
N. Paul Buckland                  Vice President - Acquisitions
Thomas J. Riha                    Vice President - Asset Management
David T. Turek                    Vice President - Originations

         Biographical information for each of these persons is set forth in the prospectus under "Management - WNC & Associates, Inc."

         Effective December 1999 Raymond S. Olsen, age 58, has been appointed President of WNC Management, Inc. His experience in acquisition, development and management of commercial and multi-family residential real estate began in 1980. Previously, he was President of Arizona Management Group, from 1998 to 1999, a Vice President of United Dominion Realty Trust, a real estate investment trust, from 1996 to 1998, and Director of Property Management for Gates, Hudson & Associates, from 1994 to 1996. He is a former Vice President of the Apartment and Office Building Association of Washington, D.C., and a former Executive Vice President of the National Apartment Association. Mr. Olsen graduated from the University of Southern California in 1971 with a Bachelor of Science degree, and earned a Masters of Public Administration degree in 1974.

FEDERAL INCOME TAX CONSIDERATIONS

Tax Legislation

         In December 1999 President Clinton signed into law the Ticket to Work and Work Incentives Improvement Act of 1999. Included in that legislation is a provision which repeals the installment method of tax accounting for accrual method taxpayers. Series 7 is required to use the accrual method of accounting. Accordingly, the installment method of accounting should be unavailable upon the sale of an apartment complex or the sale of a local limited partnership interest. See "Federal Income Tax Considerations - Treatment of Mortgage Loans" in the prospectus.

Tax Shelter Registration Number

         The taxpayer identification number and tax shelter registration number of Series 7 are 33-0849814 and 99127000009, respectively. See "Federal Income Tax Considerations - Tax Shelter Registration" in the prospectus.

                            APPENDIX A TO PROSPECTUS


1. In the heading to the cover page there is a diamond-shaped graphic.